Exhibit 10.4

Description of the

Virgin Media Inc. 2009 Bonus Scheme

As announced in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2009, the compensation committee of Virgin Media Inc.’s board of directors (the “Compensation Committee”) approved the Company’s broad-based 2009 bonus scheme (the “2009 Bonus Scheme”) on April 6, 2009.  The 2009 Bonus Scheme covers approximately half of the Company’s employees, including the Company’s named executive officers.  Most of the Company’s other employees are covered by other incentive arrangements.  The Company has historically implemented an annual incentive bonus program intended to reward employees only if they achieve specific quantitative and qualitative goals.  The 2009 Bonus Scheme is aligned with the Company’s emphasis on building a more customer-focused organization and driving significant operational performance, and therefore increasing stockholder value.

The principal terms of the 2009 Bonus Scheme are set forth below:

Bonus Percentage and Scheme Levels

The 2009 Bonus Scheme offers employees an opportunity to receive a bonus equal to a percentage of their base salary. The percentages range from 5 - 100% of base salary (depending on employee level) for on-target performance of a number of performance targets, with a potential maximum payment of double the on-target percentage. These percentages are subject to a further multiplier of up to 1.35 times depending on the employee’s individual personal performance during the year.

Qualifying Gate Target

In order for any bonuses to be payable, the Company must achieve a qualifying performance target (the “2009 Bonus Qualifying Gate”), which is based on the Company’s 2009 budgeted full year OCF (which is defined as operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges). If the 2009 Bonus Qualifying Gate is not achieved, no bonus payments will be made under the 2009 Bonus Scheme.

Divisional and Individual Performance Targets

If the Qualifying Gate is achieved, bonuses will be payable according to achievement against various performance targets specific to each of the Company’s key operating divisions, as well as individually upon the achievement of personal objectives.

The operating division performance targets include an appropriately weighted mix of financial and operating metrics for the group and the specific division, including a combination of (among others): OCF (as defined above), customer service measures (including fault rates and net promoter scores), employee engagement measures, risk-related measures, the delivery of special projects and divisional financial and operating measures (such as opex, net additions to revenue generating units, average contribution per user, and the present value of our residential customer base).

For each measure, the amount to be achieved for on-target performance (i.e. at 100% of on-target bonus percentage) is equal to the 2009 budget for that measure. A maximum target (the “200% Maximum”) is also set for each measure at which the bonus percentage payable is twice the on-target percentage payable. A minimum target (the “50% Minimum”) is also set at which the bonus payable is one-half of the on-target percentage payable. If the 50% Minimum is not achieved for a particular measure, no bonus percentage is earned in respect of that measure. Percentage payments are structured to rise on a linear basis between the 50% Minimum and the 100% target and between the100% target and the 200% Maximum.

Performance Multiplier

Individual achievement against a personal objectives scorecard will determine a personal multiplier against that individual’s divisional performance. The award amount will depend on an individual’s final performance rating which is based on achievement of personal objectives and the way in which they are achieved.  An individual could earn up to 135% of the divisional bonus if his or her performance was considered exceptional during the year.

Approval and Timing

Payments made under the 2009 Bonus Scheme will be approved by the compensation committee. Bonus payments will be measured on full year performance and if performance is achieved they will be paid in one installment on or around March 31, 2010.

Changes to Targets and Scheme Rules

The performance targets and rules to the 2009 Bonus Scheme may be varied at any time by agreement of the compensation committee.